SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 12, 2013

Sionix Corporation
(Exact name of registrant as specified in its charter)

Nevada	002-95626-D	87-0428526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2010 North Loop Freeway W Suite 110 Houston, Texas	77018
(Address of principal executive offices)	(Zip Code)

(713) 682-6500
(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review

On August 12, 2013, management of Sionix Corporation (the “Company”) concluded that the financial statements for the quarter ended March 31, 2013 (the “March 31, 2013 Interim Financial Statements”) included in the Company’s Annual Report on Form 10-Q for the quarter then ended March 31, 2013 (the “March 31,2013 10-Q”) should no longer be relied upon. Management thereafter discussed such conclusions with its new independent accountants, who were in agreement with Management’s conclusions as to non-reliance on such financial statements. The March 31, 2013 Interim Financial Statements will be restated to correct certain errors in determination of derivative liability and gain (loss) on change in fair value of derivative liability, and other liabilities and the March 31, 2013 10-Q will be amended to reflect such restatement.

 Specifically, the effect of the conversion feature of certain convertible notes was incorrectly included in calculation of derivative liabilities of beneficiary conversion feature.  Additionally, the total shares of warrants outstanding exceeded the total common stock authorized and available to issue during the quarter ended March 31, 2013, hence the Company would need to reclassify the equity to liability.  The Company assessed the impact of the corrections of this error on previously reported numbers and concluded that such correction is material to the previous interim financial statements.  Moreover, in reaching this conclusion, management of the Company considered both the quantitative and qualitative characteristics of the adjustment.

Management has considered the effect of the restatement on the Company’s prior conclusions as to the adequacy and effectiveness of its internal control over financial reporting and disclosure controls and procedures. Management has concluded that a material weakness in internal controls over financial reporting existed as of March 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIONIX CORPORATION

Dated: August 14, 2013	By:	/s/ Joseph W. Autem
Name: Joseph W. Autem
Chief Financial Officer